As filed with the Securities and Exchange Commission on December 7, 2007
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
El Paso Pipeline Partners, L.P.
(Exact name of registrant as specified in its charter)

Delaware	26-0789784
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

El Paso Building 1001 Louisiana Street
Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)
El Paso Pipeline GP Company, L.L.C.
Long-Term Incentive Plan
(Full title of the plan)
Robert W. Baker
El Paso Building
1001 Louisiana Street
Houston, Texas 77002
(Name and address of agent for service)
(713) 420-2600
(Telephone number, including area code, of agent for service)

Copies to:
G. Michael O’Leary
Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002
(713) 220-4200

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum	Amount of
Title of securities	Amount to be	offering price	aggregate offering	registration
to be registered	registered (1)(2)	per share (3)	price	fee
Common units representing limited partner interests	1,250,000 common units	$21.85	$27,312,500	$839

(1)	Pursuant to Rule 416(a) under the Securities Act, there is also being registered such additional number of common units that become available under the plan because of events such as recapitalizations, stock dividends, stock splits or similar transactions effected without the receipt of consideration that increases the number of outstanding common units.

(2)	Represents common units reserved for issuance under the El Paso Pipeline GP Company, L.L.C. Long-Term Incentive Plan.

(3)	Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended, and based on the average of the high and low prices of the common units as reported by the NYSE on December 6, 2007.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The document(s) containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. El Paso Pipeline Partners, L.P. (the “Partnership”) shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Partnership shall furnish to the Commission or its staff a copy of any or all of the documents included in the file.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The Partnership incorporates by reference in this registration statement the following documents and information previously filed with the Commission:
(1)	The prospectus as filed by the Partnership with the Commission (File No. 333-145835) pursuant to Rule 424(b)(4) of the Securities Act on November 16, 2007.

(2)	The current reports on Form 8-K as filed by the Partnership with the Commission (File No. 001-33825) on November 16, 2007 and November 28, 2007 (to the extent filed and not furnished).

(3)	The description of the Partnership’s common units contained in the Partnership’s Registration Statement on Form 8-A (File No. 001-33825) as filed by the Partnership with the Commission on November 13, 2007, and any amendment or report filed for the purpose of updating that description.
     All documents filed with the Commission by the Partnership pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, (excluding any information furnished pursuant to Item 2.02 and Item 7.01 on any current report on Form 8-K) subsequent to the date of this registration statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.
     Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     The legality of the common units offered hereby is being passed upon for us by Andrews Kurth LLP.
Item 6. Indemnification of Directors and Officers.
     Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever. Pursuant to Section 7.7(a) of the Partnership’s First Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”), the Partnership will, to the fullest extent permitted by law, but subject to specified limitations expressly provided therein, indemnify its general partner, any Departing General Partner (as defined therein), any person who is or was an affiliate of its general partner or any Departing General Partner, any person who is or was a member, manager, partner, director, officer, fiduciary or trustee of any Group Member (as defined therein) (other than any person who is or was a limited partner of the Partnership in such person’s capacity as such), the Partnership’s general partner or any Departing General Partner or any affiliate of any Group Member, the Partnership’s general partner or any Departing General Partner, any person who is or was serving at the request of the Partnership’s general partner or any Departing General Partner or any affiliate of the Registrant’s general partner or any Departing General Partner as an officer, director, member, manager, partner, fiduciary or trustee of another person, and any person the Partnership’s general partner designates for purposes of the Partnership Agreement (each an “Indemnitee” and collectively, the “Idemnitees”) from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of the Indemnitee’s serving or having served, or taking or having taken any action or inaction in, any capacity that causes or caused the Indemnitee to be, an Indemnitee; provided, however, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification under these provisions of the Partnership Agreement will only be out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.
     Reference is made to Item 9 for the Partnership’s undertakings with respect to indemnification for such liabilities arising under the Securities Act.
     Section 7.7(b) of the Partnership Agreement provides further that, to the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) of the Partnership Agreement in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in Section 7.7 of the Partnership Agreement.
     Pursuant to Section 7.7(d) of the Partnership Agreement, the Partnership is authorized to purchase and maintain (or to reimburse its general partner or its affiliates for the costs of) insurance against liabilities that may be asserted against, or expenses that may be incurred by, the Partnership’s general partner, its affiliates and such other persons as the Partnership’s general partner determines in connection with the Partnership’s activities or such person’s activities on behalf of the Partnership, whether or not the Partnership would have the power to indemnify such person against such liability under provisions described in the Partnership Agreement.
     Section 7.8(a) of the Partnership Agreement provides that no Indemnitee shall be liable for monetary damages to the Partnership, the limited partners of the Partnership or any other persons who have acquired interests in units representing limited partner interests in the Partnership or any other class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.
     The Underwriting Agreement entered into by the Partnership in connection with its initial public offering of common units provides for the indemnification of the directors and officers of the General Partner in certain circumstances by the underwriters.
     Each member of the General Partner’s Board of Directors also has entered into a Director Indemnification Agreement with the General Partner that provides for the indemnification of the director in certain circumstances by the General Partner.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

Exhibit
Number	Description

+4.1	First Amended and Restated Agreement of Limited Partnership of El Paso Pipeline Partners, L.P. (including form of common unit certificate) (incorporated by reference to Exhibit 3.1 to El Paso Pipeline Partners, L.P.’s current report on Form 8-K (File No. 001-33825) filed with the Commission on November 28, 2007).

+4.2	Amended and Restated Limited Liability Company Agreement of El Paso Pipeline GP Company, L.L.C., dated November 21, 2007 (incorporated by reference to Exhibit 3.2 to El Paso Pipeline Partners, L.P.’s current report on Form 8-K (File No. 001-33825) filed with the Commission on November 28, 2007).

+4.3	El Paso Pipeline GP Company, L.L.C. Long-Term Incentive Plan (incorporated by reference to Exhibit 10.4 to El Paso Pipeline Partners, L.P.’s current report on Form 8-K (File No. 001-33825) filed with the Commission on November 28, 2007).

Exhibit
Number	Description

*5.1	Opinion of Andrews Kurth LLP with respect to legality of the securities.

*23.1	Consent of Ernst & Young LLP.

*23.2	Consent of PricewaterhouseCoopers LLP.

*23.3	Consent of PricewaterhouseCoopers LLP.

*23.4	Consent of Andrews Kurth LLP (included as part of Exhibit 5.1).

*24.1	Power of Attorney (set forth on the signature page of this registration statement).
Opinion of Andrews Kurth LLP
Consent of Ernst & Young LLP.
Consent of PricewaterhouseCoopers LLP.
Consent of PricewaterhouseCoopers LLP.

+	Incorporated by reference.

*	Filed herewith.
Item 9. Undertakings.
(a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on December 7, 2007.

EL PASO PIPELINE PARTNERS, L.P.
By:	El Paso Pipeline GP Company, L.L.C.,
its general partner

By:	/s/ James C. Yardley
James C. Yardley
President and Chief Executive Officer

POWER OF ATTORNEY
     The undersigned managers and officers of El Paso Pipeline GP Company, L.L.C. hereby constitute and appoint John R. Sult and Robert W. Baker, each with full power to act and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact and agents with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement and to file the same, with all exhibits and other documents relating thereto and any registration statement relating to any offering made pursuant to this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act with the Securities and Exchange Commission and hereby ratify and confirm all that such attorney-in-fact or his substitute shall lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Ronald L. Kuehn, Jr. Ronald L. Kuehn, Jr.	Chairman of the Board	December 7, 2007
/s/ James C. Yardley James C. Yardley	Director, President and Chief Executive Officer (Principal Executive Officer)	December 7, 2007
/s/ John R. Sult John R. Sult	Senior Vice President, Chief Financial Officer and Controller (Principal Financial and Accounting Officer)	December 7, 2007
/s/ Douglas L. Foshee Douglas L. Foshee	Director	December 7, 2007
/s/ D. Mark Leland D. Mark Leland	Director	December 7, 2007
/s/ Arthur C. Reichstetter Arthur C. Reichstetter	Director	December 7, 2007

EXHIBIT INDEX

Exhibit
Number	Description

+4.1	First Amended and Restated Agreement of Limited Partnership of El Paso Pipeline Partners, L.P. (including form of common unit certificate) (incorporated by reference to Exhibit 3.1 to El Paso Pipeline Partners, L.P.’s current report on Form 8-K (File No. 001-33825) filed with the Commission on November 28, 2007).

+4.2	Amended and Restated Limited Liability Company Agreement of El Paso Pipeline GP Company, L.L.C., dated November 21, 2007 (incorporated by reference to Exhibit 3.2 to El Paso Pipeline Partners, L.P.’s current report on Form 8-K (File No. 001-33825) filed with the Commission on November 28, 2007).

+4.3	El Paso Pipeline GP Company, L.L.C. Long-Term Incentive Plan (incorporated by reference to Exhibit 10.4 to El Paso Pipeline Partners, L.P.’s current report on Form 8-K (File No. 001-33825) filed with the Commission on November 28, 2007).

*5.1	Opinion of Andrews Kurth LLP with respect to legality of the securities.

*23.1	Consent of Ernst & Young LLP.

*23.2	Consent of PricewaterhouseCoopers LLP.

*23.3	Consent of PricewaterhouseCoopers LLP.

*23.4	Consent of Andrews Kurth LLP (included as part of Exhibit 5.1).

*24.1	Power of Attorney (set forth on the signature page of this registration statement).

+	Incorporated by reference.

*	Filed herewith.